Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

BlackRock Capital Investment Corporation:

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-230610 on Form N-2 of our report dated March 6, 2019, relating to the consolidated financial statements and consolidated financial highlights of BlackRock Capital Investment Corporation and subsidiaries (the “Company”), incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2018, and to the reference to us under the heading "Senior Securities" and “Independent Registered Public Accounting Firm,” which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

May 29, 2019